Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form Type)

BITDEER TECHNOLOGIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0000001 per share	Rule 457(o)	(1)	(2)	US$150,000,000	.0001102	US$16,530(3)
	Total Offering Amounts					US$150,000,000		US$16,530
	Net Fee Due							US$16,530

(1)
There are being registered hereunder such indeterminate number of Class A ordinary shares of the registrant (the “Class A Ordinary Shares”) as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all securities sold shall not exceed $150,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the Class A Ordinary Shares being registered hereunder include such indeterminate number of Class A Ordinary Shares as may be issuable with respect to the Class A Ordinary Shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)
The proposed maximum offering price per Class A Ordinary Share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified.

(3)	Calculated pursuant to Rule 457(o)under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.